UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 15, 2005
Date of Report (Date of Earliest Event Reported)
Commission File No. 001-31984

BRISTOL WEST HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3994449
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5701 Stirling Road, Davie, Florida	33314
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(954) 316-5200

Item 1.01 Entry into a Material Definitive Agreement

On February 15, 2005, the Compensation Committee of the Board of Directors of Bristol West Holdings, Inc. took the following actions regarding the compensation of the Company’s executive officers who were named in the Summary Compensation Table of Bristol West Holdings, Inc.’s 2003 10-K and the executive officers who are expected to be named in the Summary Compensation Table of Bristol West Holdings, Inc.’s 2005 Proxy Statement:

2005 Base Salaries. The Compensation Committee approved the 2005 base salaries of the Company’s named executive officers, as follows: James R. Fisher, Chairman and Chief Executive Officer ($700,000); Jeffrey J. Dailey ($390,000); Simon J. Noonan, Senior Vice President, Actuarial/Product ($294,668); Craig E. Eisenacher, Chief Financial Officer ($281,875); and James R. Sclafani, Senior Vice President, Claims ($293,550). The base salaries of Mr. Fisher and Mr. Dailey were not increased from their 2004 levels.

      Annual Incentive Compensation Earned in 2004. The Compensation Committee approved annual incentive bonus awards earned during 2004 that will be paid in 2005 to the named executive officers under the Company’s annual Incentive Compensation Program. The bonus awards were earned based upon the executive’s position and responsibilities, the Company’s performance relative to its earnings goals and other strategic objectives and the executive’s individual performance. The amounts of the bonus awards are as follows: Mr. Fisher ($250,000 in restricted stock); Mr. Dailey ($213,750 in cash, $71,250 in restricted stock;) Mr. Noonan ($108,750 in cash; $36,250 in restricted stock); Mr. Eisenacher ($90,000 in cash; $30,000 in restricted stock); Mr. Sclafani ($56,250 in cash; $18,750 in restricted stock). The restricted stock awards will cliff vest two years from the date of the grant, subject to continuous employment with the Company. The restricted stock awards will be made pursuant to the terms of a Restricted Stock Award Agreement, a form of which is filed as Exhibit 10(a) to this Report and incorporated herein by reference, and pursuant to the Company’s 2004 Stock Incentive Plan, which previously was filed as Exhibit 10.18 to the Company’s Registration Statement (File No. 333-111259) on Form S-1.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                BRISTOL WEST HOLDINGS, INC.

                                                By:         /s/ Craig E. Eisenacher
                                                          ------------------------------
                                                Name:         Craig E. Eisenacher
                                                Title:       Chief Financial Officer

Date: February 22, 2005